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                                                                    EXHIBIT 99.2



                            ABACUS DIRECT CORPORATION
                              AMENDED AND RESTATED
                            1996 STOCK INCENTIVE PLAN


1.      SECURITIES OFFERED

        The securities offered pursuant to the Amended and Restated 1996 Stock Incentive Plan (the "Plan") are shares of Abacus Direct Corporation's (the "Company") Common Stock having a par value of $.001 per share ("Common Stock"). Shares delivered upon exercise of options may be either treasury stock or newly issued shares. The Plan authorizes the grant of options to purchase up to 725,000 shares of the Company's Common Stock.

2.      PURPOSE

        The purpose of the Plan is to provide a means through which the Company and its Subsidiaries and Affiliates may attract able persons to enter and remain in the employ of the Company and its Subsidiaries and Affiliates and to provide a means whereby employees, directors and consultants of the Company and its Subsidiaries and Affiliates can acquire and maintain Common Stock ownership, or be paid incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company and its Subsidiaries and Affiliates and promoting an identity of interest between stockholders and these employees.

        The Plan provides for granting incentive Stock Options, Nonqualified Stock Options and Restricted Stock Awards, or any combination of the foregoing. The Plan also provides for the automatic formula grant of Nonqualified Stock Options to Non-Employee Directors.

3.      DEFINITIONS

        The following definitions are used in this description of the Plan.

        (a) "Affiliate" any affiliate of the Company within the meaning of 17 CFR Section 230.405.

        (b) "Award" means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock Award or Director Stock Award.

        (c) "Board" means the Board of Directors of the Company.

        (d) "Cause" means the Company, a Subsidiary or Affiliate having cause to terminate a Participant's employment or service under any existing employment, consulting


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or any other agreement between the Participant and the Company or a Subsidiary or Affiliate or, in the absence of such an employment, consulting or other agreement, upon (i) the determination by the Committee that the Participant has ceased to perform his duties to the Company, a Subsidiary or Affiliate (other than as a result of his incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of his duties to such party, (ii) the Committee's determination that the Participant has engaged or is about to engage in conduct materially injurious to the Company, a Subsidiary or Affiliate or (iii) the Participant having been convicted of a felony.

        (e) "Change in Control" may be deemed to have occurred upon:

               (i) any "person" as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), is or becomes the owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities;

               (ii) during any period of two consecutive years (not including any period prior to the date that the Common Stock of the Company opens for regular trading on an established trading market), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or
(iv) of this section) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors;

               (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding- immediately prior thereto continuing to represent (either by remaining or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than forty percent (40%) of the combined voting power of the Company's then outstanding securities shall not constitute a Channel in Control of the Company; or



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               (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company except to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or ignore of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

        (g) "Code" means the Internal Revenue Code of 1986, as amended. Reference the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

        (h) "Committee" means the Stock Option Committee or such other Committee appointed by the Board consisting of two or more Outside Directors (as hereinafter defined) or the Board.

        (i) "Common Stock" means the common stock par value $0.001 per share, of the Company.

        (j) "Company" means Abacus Direct Corporation, a Delaware corporation.

        (k) "Date of Grant" means the date on which the granting of an Award is authorized or such other date as may be specified in such authorization.

        (l) "Director Stock Option" means the Award of a Nonqualified Stock Option to Non-Employee Directors pursuant to Section 10 of the Plan.

        (m) "Director Stock Option Agreement" means the agreement entered into with respect to a Director Stock Option pursuant to Section 10 of the Plan.

        (n) "Disability" means the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced as determined by the Committee based upon medical evidence acceptable to it.

        (o) "Eligible Person" means any (i) person regularly employed by the Company, a Subsidiary or Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that Such disability is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director of the Company, a Subsidiary or Affiliate including a director that is serving on the Committee; or (iii) consultant to the Company, a Subsidiary or Affiliate.

        (p) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and as may be amended from time to time.



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        (q) "Fair Market Value" on a given date means (i) if the Stock is listed on a national securities exchange, the mean between the highest and lowest sale prices reported as having occurred on the primary exchange with which the Stock is listed and traded on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Stock is not listed on any national securities exchange but is quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System on a last sale basis, the average between the high bid price and low ask price reported on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; (iii) if the Stock is not listed on a national securities exchange nor quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System on a last sale basis, the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Stock accurately and Computed in accordance with applicable regulations of the Internal Revenue Service.

        (r) "Holder" means a Participant who has been granted an Award

        (s) "Incentive Stock Option" means an Option granted by the Committee to a Participant under the Plan which is designated by the Committee as an Incentive stock Option pursuant to Section 422 of the code.

        (t) "Non-Employee Director" means a director of the Company who is not also an employee of the Company.

        (u) "Nonqualified Stock Option" means an Option granted by the Committee to a participant under the Plan which is not designated by the Committee as an Incentive Stock Option.

        (v) "Normal Termination" means termination of employment or service with the Company and all Subsidiaries and Affiliates:

               (i) Upon retirement pursuant to the retirement plan of the Company, a Subsidiary or Affiliate, as may be applicable at the time to the Participant in question;

               (ii)   On account of Disability;

               (iii)  With the written approval of the Committee; or

               (iv)   By the Company, a Subsidiary or Affiliate without Cause.

        (w) "Option" means an Award granted as described in Section 8.

        (x) "Option Period" means the period described in Section 8(c).



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        (aa) "Option Price" means the exercise price set for an option described in Section 8(a).

        (ab) "Outside Director" means a person who is (i) a "nonemployee director" within the meaning of Rule 16b-3 under the Exchange Act, or any successor rule or regulation and (ii) an "outside director" within the meaning of Section 162(m) of the Code.

        (ac) "Participant" means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 and a Non-Employee Director who has received an automatic grant of Restricted Stock pursuant to Section 9.

        (ad) "Performance Goals" means the performance objectives of the Company, a Subsidiary or Affiliate during a Restricted Period established for the purpose of determining whether, and to what extent, Awards will be earned for a Restricted Period.

        (ae) "Plan" means the Company's Amended and Restated 1996 Stock Incentive Plan.

        (af) "Restricted Period" means, with respect to any share of Restricted Stock, the period of time determined by the Committee which such Award is subject to the restrictions described in Section 9.

        (ag) "Restricted Stock" means shares of Stock issued or transferred to a Participant subject to forfeiture and the other restrictions described in
Section 9.

        (ah) "Restricted Stock Award" means an Award of Restricted Stock granted under Section 8 of the Plan.

        (ai) "Securities Act" means the Securities Act of 1933, as amended.

        (aj) "Stock" means the Common Stock or such other authorized shares of stock of the Company as the Committee may form from time to time authorize for use under the Plan.

        (ak) "Stock Option Agreement" means the agreement between the Company and a Participant who has been granted an Option as described in Section 8 which describes the rights and obligations of the parties as set forth in Section 7(d) of the Plan.

        (al) "Subsidiary" means any subsidiary of the Company as defined in
Section 424(f) of the Code .

4. DURATION. The expiration date of the Plan, after which no Awards may be granted hereunder, shall be August 30, 2006; provided, however, that the administration of the Plan



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shall continue in effect until all matters relating to the payment of Awards previously granted have been settled.

5.      ADMINISTRATION

        The Plan is administered by the Committee Currently consisting of each of the members of the Board. Each member of the Committee shall have an equal vote in the management and administrating the Plan. As of the date hereof, the members of the Committee are as follows:

        NAME                        POSITION WITH THE COMPANY
        ----                        -------------------------
        M. Anthony White            Chairman of the Board, Chief
                                    Executive Officer and Director

        Daniel C. Snyder            President, Chief Operating
                                    Officer and Director

        Frank Kenny                 Director

        Anthony H. Lee              Director

        The Board of Directors is elected annually by shareholders and serve until their successors are duly elected and qualify. Board members i-nay be remove(i for cause by the affirmative vote of the holders of a majority of shares outstanding and entitled to vote for such purpose.

        The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee.

        Subject to the provisions of the Plan, the Committee shall have exclusive power to:

        (a) Select the Eligible Persons to participate in the Plan;

        (b) Determine the nature and extent of the Awards, other than Director Stock Options, to be made to each Participant;

        (c) Determine the time or times when Awards, other than Director Stock Options, will be made;

        (d) Determine the duration of each Award Period and Restricted Period, except with respect to a Director Stock Option;



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        (e) Determine the conditions to which the payment of Awards, other than
Director Stock Options, may be subject;

        (f) Prescribe the form of Stock Option Agreement or other form or forms evidencing Awards; and

        (g) Cause records to be established in which there shall be entered, from time to time as Awards are made to Participants, the date of each Award, the number of Incentive Stock Options, Nonqualified Stock Options and shares of Restricted Stock awarded to each Participant, the expiration date and the duration of any applicable Restricted Period.

        The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan or any documents evidencing, Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Board.

6.      GRANT OF AWARDS; SHARES SUBJECT TO THE PLAN

        The Committee may, from time to time, grant Awards of Options, and/or Restricted Stock, to one or more Participants, provided, however, that:

        (a) As described in Section 15, the aggregate number of shares of Stock made subject to all Awards may not exceed (725,000 (subject to increase or decrease pursuant to Section 12);

        (b) Such shares shall be deemed to have been used in Payment of Awards whether they are actually delivered or the Fair Market Value equivalent of Such shares is paid ill cash. In the event any Option or Restricted Stock, shall be surrendered, terminate, expire, or be forfeited, the number of shares of Stock no longer subject thereto shall thereupon be released and shall thereafter be available for new Awards under the Plan to the fullest extent permitted by Rule 16b-3 under the Exchange Act (if applicable at the time); and

        (c) Stock delivered by the Company in settlement of Awards under the Plan may be authorized and unissued Stock or Stock held in the treasury of the Company or may be purchased on the open market or by private purchase.

7.      ELIGIBILITY

        Participation shall be limited to Eligible Persons who have received notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.



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8.      DISCRETIONARY GRANT OF STOCK OPTIONS

        The Committee is authorized to grant one or more Incentive Stock Options or Nonqualified Stock Options to any Eligible Person; provided, however, that no Incentive Stock Options shall be granted to any Eligible Person who is not an employee of the Company or a Subsidiary. Each Option so granted shall be subject to the following conditions, or to such other conditions as may be reflected in the applicable Stock Option Agreement.

        (a) OPTION PRICE. The exercise price ("Option Price") per share of Stock for each Option shall be set by the Committee at the time of grant but shall not be less than (i) in the case of an Incentive Stock Option, and as described in
Section 8(e), the Fair Market Value of a share of Stock at the Date of Grant, and (ii) in the case of a Non-Qualified Stock Option, the Fair Market Value of a share of Stock at the Date of Grant, unless the Committee, in its sole discretion, determines to grant a discount Option in lieu of a reasonable amount of salary or cash bonus, in which case, 65 % of the Fair Market Value of a share of stock at the Date of Grant; provided, however, that following the date that the exemption from the application of Section 162(m) of the Code described in
Section i5 (or any other exemption having similar effect) ceases to apply to Options, all options intended to qualify as "performance-based compensation" under Section 162(in) of the Code shall have an Option Price per share of Stock no less than the Fair Market Value of a share of Stock on the Date of Grant.

        (b) MANNER OF EXERCISE AND FORM OF PAYMENT. Options which have become exercisable may be exercised by delivery of written notice of exercise to the Committee accompanied by payment of the Option Price. The Option Price shall be payable in cash and/or shares of Stock valued at the Fair Market Value at the time the Option is exercised or, in the discretion of the Committee, either (i) in other property having a fair market value on the date of exercise equal to the Option Price, or (ii) by delivering to the Committee a copy of irrevocable instructions to stockbroker to deliver promptly to the Company all amount of sale or loan proceeds sufficient to pay the Option Price.

        (c) OPTION PERIOD AND EXPIRATION. Options may vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the "Option Period"); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may in its sole discretion accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of any such Option other than with respect to exercisability. If an Option is exercisable in installments, such installments or portions thereof which become exercisable shall remain exercisable until the Option expires. Unless otherwise stated in the applicable Option Agreement, the Option will expire earlier than the end of the Option Period in the following Circumstances:



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               (i)    If prior to the end of the Option Period, the Holder shall undergo a Normal Termination, the Option will expire on the earlier of the last day of the option Period or the date that is three months after the date of such Normal Termination. In such event, the Option shall remain exercisable by the Holder until its expiration, only to the extent the Option was exercisable at the time of such Normal Termination.

               (ii) If the Holder dies prior to the end of the Option Period and while still in the employ or service of the Company, a Subsidiary or Affiliate, or within three months of Normal Termination, the Option will expire on the earlier of the last day of the Option Period or the date that is twelve months after the date of death of the Holder. In such event, the Option will remain exercisable by the person or persons to whom the Holder's rights under the Option pass by will or the applicable laws of descent and distribution until its expiration, only to the extent the Option was exercisable by the Holder at the time of death.

               (iii) If the Holder ceases employment or service with the Company and all Subsidiaries and Affiliates for reasons other than Normal Termination or death, the Option will expire immediately upon such cessation of employment or service,

        (d) STOCK OPTION AGREEMENT - OTHER TERMS AND CONDITIONS. Each Option granted under the Plan will be evidenced by a Stock Option Agreement, which shall contain such provisions as may be determined by the Committee and, except as may be specifically stated otherwise in stich Stock Option Agreement, which are subject to the following terms and conditions contained in the Plan:

               (i) Each Option or portion thereof that is exercisable will be exercisable for the frill amount or for any part thereof.

               (ii) Each share of Stock purchased through the exercise of an Option will be paid for in full at the time of the exercise. Each Option shall cease to be exercisable, as to any share of Stock, when the Holder purchases the share or when the Option expires .

               (iii) Subject to Section 11(k), Options will not be transferable by the Holder except by will or the laws of descent and distribution and shall be exercisable during the Holder's lifetime only by him.

               (iv) Each Option will vest and become exercisable by the Holder in accordance with the vesting schedule established by the Committee and set forth in the Stock Option Agreement.



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               (v)    Each Stock Option Agreement may contain a provision that,
                      upon demand by the Committee for such a representation, the Holder shall deliver to the Committee at the time of any exercise of an Option a written representation that the Shares to be acquired upon Such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option shall be a condition precedent to the right of the Holder or such other person to purchase any shares. In the event certificates for Stock are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

               (vi) Each Incentive Stock Option Agreement will contain a provision requiring the Holder to notify the Company in writing immediately after the Holder makes a disqualifying disposition of any Stock acquired pursuant to the exercise of such Incentive, Stock Option. A disqualifying disposition is any disposition (including any sale) of such Stock before the later of (a) two years after the Date of Grant of the Incentive Stock Option or (b) one year after the date the Holder acquired the Stock by exercising the Incentive Stock Option.

        (e) INCENTIVE STOCK OPTION GRANTS TO 10% STOCKHOLDERS. If an Incentive Stock Option is granted to a Holder who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or of a Subsidiary, the Option Period shall not exceed five years from the Date of Grant of such Option and the Option Price shall be at least 110 percent of the Fair Market Value (on the Date of Grant) of the Stock Subject to the Option.

        (f) $100,000 PER YEAR LIMITATION FOR INCENTIVE STOCK OPTION. To the extent the aggregate Fair Market Value (determined as of the Date of Grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $ 100,000, such excess Incentive Stock Options shall be treated as nonqualified Stock Options.

        (g) VOLUNTARY SURRENDER. The Committee may permit the voluntary surrender of all or any portion of any Nonqualified Stock Option granted under the Plan to be conditioned upon the granting to the Holder of a new Option for the same or a different number of shares as the Option surrendered or require such voluntary surrender as a condition precedent to a grant of a new Option to such Participant. Such new Option shall be exercisable at an option Price, during an Option Period, and in accordance with any other terms or conditions



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specified by the Committee at the time the new Option is granted, all determined in accordance with the provisions of the Plan without regard to the Option
Price, Option Period, or any other terms and conditions of the Nonqualified
Stock option surrendered.

9.      DISCRETIONARY RESTRICTED STOCK AWARDS

        (a)    AWARD OF RESTRICTED STOCK

               (i) The Committee will have the authority to grant Restricted Stock Awards to Eligible Persons, (2) to issue or transfer Restricted Stock to Participants, and (3) to establish terms, conditions and restrictions applicable to such Restricted Stock including the Restricted Period, which may differ with respect to each grantee, the time or times at which Restricted Stock shall be granted or become vested and the number of shares or units to be covered by each grant.

               (ii) The Holder of a Restricted Stock Award will execute and deliver to the Company an Award agreement with respect to the Restricted Stock setting forth the restrictions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock will be held in escrow rather than delivered to the Holder pending the release of the applicable restrictions, the Holder additionally will execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, and
                      (ii) the appropriate blank stock powers with respect to the Restricted Stock covered by such agreements. If a Participant shall fail to execute a Restricted Stock agreement and, if applicable, an escrow agreement and stock powers, the Award shall be null and void. Subject to the restrictions set forth in Section 9(b), the Holder shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. At the discretion of the Committee, cash dividends and stock dividends with respect to the Restricted Stock may be either currently paid to the Holder or withheld by the Company and held in escrow pursuant to the escrow agreement subject to the restrictions set forth in Section 9(b) below, and interest may be paid on the amount of cash dividends withheld at a rate and subject to Such terms as determined by the Committee, Cash dividends or stock dividends so withheld by the Committee shall not be subject to forfeiture.

               (iii) Upon the Award of Restricted Stock, the Committee will cause a stock certificate registered in the name of the Holder to be issued and, if it so determines, deposited together with the stock powers with an escrow agent designated by the Committee. If an escrow agreement is used, the Committee shall cause the escrow agent to issue to the Holder a



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                      receipt evidencing any stock certificate held by it
                      registered in the name of the Holder.

        (b)    RESTRICTIONS.

               (i) Restricted Stock awarded to a Participant will be Subject to the following restrictions until the expiration Of the Restricted Period and to Such other terms and conditions as may be set forth in the applicable Award agreement: (1) if an escrow arrangement is used, the Holder will not be entitled to delivery of the stock certificate; (2) the shares will be subject to the restrictions on transferability set forth in the Award agreement, (3) the shares will be subject to forfeiture to the extent provided in subparagraph (d) and the Award Agreement and, to the extent such shares are forfeited, the stock certificates will be returned to the Company, and all rights of the Holder to such shares (including all rights to dividends) and as a shareholder will terminate without further obligation on the part of the Company.

               (ii) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock Award such action is appropriate.

        (c) RESTRICTED PERIOD. The Restricted Period of Restricted Stock shall commence on the Date of Grant and shall expire from time to time as to that part of the Restricted Stock indicated in a schedule established by the Committee,

        (d) FORFEITURE PROVISIONS. Except to the extent determined by the Committee and reflected in the underlying Award agreement, in the event a Holder terminates employment with the Company and all Subsidiaries and Affiliates during a Restricted Period, that portion of the Award with respect to which restrictions have not expired ("Non-Vested Portion") shall be treated as follows.

               (i) Upon the voluntary resignation of a Participant or discharge by the Company, a Subsidiary or Affiliate for Cause, the Non-Vested Portion of the Award shall be completely forfeited.

               (ii) Upon Normal Termination, the Non-Vested Portion of the Award shall be prorated for service during the Restricted Period and shill be received as soon as practicable following such Normal Termination.



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               (iii)  Upon death, the Non-Vested Portion of the Award shall be prorated for service during the Restricted Period and be paid to the Participant's beneficiary as soon as practicable following death.

        (e) DELIVERY OF RESTRICTED STOCK. Upon the expiration of the Restricted Period with respect to any shares of Stock covered by a Restricted Stock Award, the restrictions set described in Section 9(b) and the Award agreement shall be of no further force or effect with respect to shares of Restricted Stock which have not then been forfeited. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Holder, or his beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Holder's account with respect to such Restricted Stock and the interest thereon, if any.

        (f) STOCK RESTRICTIONS. Each certificate representing Restricted Stock awarded under the Plan shall bear the following legend until the lapse of all restrictions with respect to such Stock:

                      "Transfer of this certificate and the shares represented
               hereby is restricted pursuant to the terms of a Restricted Stock Agreement, dated as of ____________, between to Abacus Direct Corporation and ____________. A copy of Such Agreement is on file at the offices of the Company at 8774 Yates Drive, Westminster, Colorado 80030."

        Stop transfer orders shall be entered with the Company's transfer agent and registrar against the transfer of legended securities.

10.     AUTOMATIC GRANTS OF STOCK OPTIONS TO NON-EMPLOYEE DIRECTORS

        A Non-Employee Director shall be automatically granted a Nonqualified Stock Option to purchase 4,000 shares of Stock (the "Initial Option") upon the date the Non-Employee Director begins service as a non-employee director on the board (even if previously an employee director). Thereafter, for the remainder of the term of the Plan and provided he remains a Non-Employee Director of the Company, on the date of each of the Company's Annual Meeting of Stockholders, each Non-Employee Director shall be automatically granted without further action by the Board or the Committee a Nonqualified Stock Option to purchase 8,000 shares of Stock. All such Options granted to Non-Employee Directors will hereinafter be referred to as Director Stock Options.

        (a) OPTION PRICE; TERM. All Director Stock Options will have an Option Price per share equal to the Fair Market Value of a share of Stock on the Date of Grant. The Initial Option and 4,000 shares of each Annual Option will vest and become exercisable over a period of four years at the rate of 25% of each grant annually on each of the four consecutive anniversaries of the Date of Grant directly following the Date of Grant provided the Non-Employee Director's services as a director continue through each such anniversary. The remaining 4,000 shares of each such Annual Option shall vest and become exercisable six months following the Date of Grant provided the Non-Employee Director's services as a director continue through such time. The term of each Director Stock Option ("Term"), after which each such Option shall expire, will be ten years from the date of Grant.

        (b) EXPIRATION. If prior to the expiration of the Term of a Director Stock Option the Non-Employee Director shall cease to be a member of the Board for any reason other than his death, the Director Stock Option shall expire on the earlier of the expiration of the Term or the date that is three months after the date of such cessation. If prior to the expiration of the Term of a Director Stock Option, a Non-Employee Director will cease to be a member of the Board by reason of his death, the Director Stock Option shall expire on the earlier of the expiration of the Term or the date that is one year after the date of such cessation. In the event a Non-Employee Director ceases to be a member of the Board for ally reason, any unexpired Director Stock Options will thereafter be exercisable until their expiration only to the extent that such Director Stock Options were exercisable at the time of such cessation.

        (c) DIRECTOR STOCK OPTION AGREEMENT. Each Director Stock Option will be evidenced by a Director Stock Option Agreement, which shall contain such provisions as may be determined by the Committee; provided, however, that such provisions shall not be inconsistent with the provisions of Rule 16b-3 pursuant to the Exchange Act.

        (d) NONTRANSFERABILITY; EXCLUSIVE GRANT. Subject to Section 10(k), Non-Employee Director Options will not be transferable except by will or the laws of descent and distribution and will be exercisable during the Non-Employee Director's lifetime only by him. Non-Employee Directors are eligible to receive Awards under the Plan in addition to (and not in lieu of) any Awards pursuant to this Section 10.

11.     GENERAL

        (a) ADDITIONAL PROVISIONS OF AN AWARD. Awards under the Plan also may be subject to such other provisions (whether or not applicable to the benefit awarded to any other Participant) as the Committee determines appropriate including, without limitation, provisions to assist the Participant in financing the purchase of Stock upon the exercise or Options, provisions for the forfeiture of or restrictions oil resale or other disposition of shares of Stock acquired Under any Award, provisions giving the Company the right to repurchase shares of Stock acquired under any Award in the event the Participant elects to dispose of such shares, and provisions to comply with Federal and state securities laws and Federal and state tax withholding requirements. Any such provisions shall be reflected in the applicable Award agreement.

        (b) PRIVILEGES OF STOCK OWNERSHIP. Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of stock ownership ill respect of Shares of Stock which are subject to Awards hereunder until such shares have been issued to that person.

        (c) GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to an Award unless such shares have been property registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received ail opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to ail available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Stock to be offered or sold under the Plan. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

        (d) TAX WITHHOLDING. Notwithstanding any other provision of the Plan, the Company, a Subsidiary or an Affiliate, as appropriate, will have the right to deduct from all Awards cash and/or Stock, valued at Fair Market Value on the date of payment, in an amount necessary to satisfy all Federal, state or local taxes as required by law to be withheld with respect to such Awards and, in the case of Awards paid in Stock, the Holder or other person receiving such Stock may be required to pay to the Company or a Subsidiary, as appropriate, prior to delivery of such Stock, the amount of taxes which the Company or Subsidiary is required to withhold, if any, with respect to such Stock. Subject in particular cases to the approval of the Committee, the Company may accept shares of Stock of equivalent Fair Market Value in payment of such withholding tax obligations if the Holder of the Award elects to make payment in such manner.

        (e) CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. No employee or other person will have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company, a Subsidiary or an Affiliate.

        (f) DESIGNATION AND CHANGE OF BENEFICIARY. Each Participant shall file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the amounts payable with respect to an Award of Restricted Stock, if any, due under the Plan upon his deaths A Participant may, from time to Lillie, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participants death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

        (g) PAYMENTS TO PERSONS OTHER THAN PARTICIPANTS. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such persons or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

        (h) NO LIABILITY OF COMMITTEE MEMBERS. No member of the Committee will be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of person's own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power t hat the Company may have to indemnify them or hold them harmless.

        (i) GOVERNING LAW. The Plan will be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof.

        (j) FUNDING. Except as provided under Section 8, no provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Holders shall have no rights under the Plan other thin as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the rights as other employees under general law.

        (k) NONTRANSFERABILITY. A person's rights and interest under the Plan, including amounts payable, may not be sold, assigned, donated, or transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of a Holder's death, to a designated beneficiary to the extent permitted by the Plan, or in the absence of such designation, by will or the laws of descent and distribution; provided, however, the Committee may, in its sole discretion, allow for transfer of Awards other than Incentive Stock Options to other persons or entities, subject to such conditions or limitations as it may establish to ensure that Awards intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act continue to be so exempt or for other purposes.

        (l) RELIANCE ON REPORTS. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and will not be liable for having so relied, acted or failed to act in good faith, upon any report inside by the independent public accountant of the Company and its Subsidiaries and Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than himself.

        (m) RELATIONSHIPS TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any Subsidiary except as otherwise specifically provided in such other plan.

        (n) EXPENSES. The expenses of administering the Plan will be borne by the Company and its Subsidiaries and Affiliates.

        (o) PRONOUNS. Masculine pronouns and other words of masculine gender contained in the Plan shall refer to both men and women.

        (p) TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

        (q) TERMINATION OF EMPLOYMENT. A person who transfers from employment or service with the Company to employment or service with a Subsidiary or Affiliate or vice versa shall not be deemed to have terminated employment or service with the Company, a Subsidiary or Affiliate.

12.     CHANGES IN CAPITAL STRUCTURE

        Awards granted under the Plan and any agreements evidencing such Awards, the maximum number of shares of Stock subject to all Awards and the maximum number of shares of Stock with respect to which any one person may be granted Options during any year shall be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Stock or other consideration subject to such Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers consolidations combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. In addition, in the event of any such adjustments or substitution, the aggregate number of shares of Stock available under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any adjustment in incentive Stock Options under this Section 12 shall be made only to the extent not constituting a "modification" within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 12 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Further, following the date that the exemption front the application of Section 162(m) of the Code described in
Section 16 (or any other exemption having similar effect) ceases to apply to Awards, with respect to Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without a loss of deductibility for Awards under Section 162(iii) of the Code. The Company shall give each Participant notice of all adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

        In the event of any of the following:

        A. The Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by shareholders of the Company in a form other than stock or other equity interests of the surviving entity;

        B. All or substantially all of the assets of the Company are acquired by another person;

        C. The reorganization or liquidation of the Company; or

        D. The Company shall enter into a written agreement to undergo an event described in clauses A, B or C above, then the Committee may, in its discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding Awards and pay to the Holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Stock received or to be received by other shareholders of the Company in the event- The terms described in this Section 12 may be varied by the Committee in any particular Award agreement.

13.     EFFECT OF CHANGE IN CONTROL

        Except to the extent reflected in a particular Award agreement:

        (a) In the event of a Chance in Control, notwithstanding any vesting schedule with respect to an Award of Options (including Director Stock Options), or Restricted Stock, such Option shall become immediately exercisable with respect to 100 percent of the shares subject to such Option, and the Restricted Period shall expire immediately with respect to 100 percent of such shares of Restricted Stock.

        (b) In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days advance notice to the affected persons, cancer any outstanding Awards and pay to the Holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Stock received or to be received by other shareholders of the Company in the event.

        (c) The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provisions for the preservation of Participant's rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets

        (d) Unless the Committee provides otherwise, at the time an Option is granted to a participant hereunder, no acceleration of exercisability shall occur with respect to such Option if the Committee reasonably determines in good faith, prior to the Occurrence of the Change in Control, that the Options shall be honored or assumed, or new rights substituted therefor (each such honored, assumed or substituted option hereinafter called an "Alternative Option"), by a Participant's employer (or the parent or a subsidiary of such employer) immediately following the Change in Control, provided that any such Alternative Option must meet the following criteria:

               (i) the Alternative Option must be based on stock which is traded on all established securities market, or which will be so traded within thirty (30) days of the Change in Control;

               (ii) the Alternative Option must provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under Such Option, including, but not limited to, an identical or better exercise schedule; and

               (iii) the Alternative must have economic value substantially equivalent to the value of such Option (determined at the time of the Change in Control).

14.     NONEXCLUSIVITY OF THE PLAN

        Neither the adoption of the Plan by the Board nor the submission of the Plan by the stockholders shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

15.     AMENDMENTS AND TERMINATION

        The Board may at any time terminate the Plan. Subject to terms set forth in Section 12, with the express written consent of an individual Participant, the Board or the Committee may cancel or reduce or otherwise alter outstanding Awards if, in its judgment, the tax, accounting, or other effects of the Plan or potential payouts thereunder would not be in the best interest of the Company. The Board or the Committee may, at any time, or front time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that without further stockholder approval neither the Board nor the Committee shall make any amendment to the Plan which would materially alter the Plan or which would specifically:

        (a) Materially increase the maximum number of shares of Stock which may be issued pursuant to Awards, except as provided in Section 12;

        (b) Change the minimum Option Price;

        (c) Extend the maximum Option Period;

        (d) Extend the termination date of the Plan; or

        (e) Change the class of persons eligible to receive Awards under the Plan;

and further provided, however, that the provisions of Section 10 shall not be amended more than once every six months other than to comport with chances in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

16.     EFFECT OF SECTION 162(m) OF THE CODE

        The Plan, and all Awards issued thereunder, are intended to be exempt from the application of Section 162(m) of the Code, which restricts under certain circumstances the Federal income tax deduction for compensation paid by a public company to named executives in excess of $1 million per year. The exemption is based on Treasury Regulation Section 1.162-27(f) as in effect on the effective date of the Plan, with the understanding that such regulation generally exempts from the application of Section 162(m) of the Code compensation paid pursuant to a plan that existed before a company becomes publicly held.

The Committee may, without stockholder approval (unless otherwise required to comply Rule 16b-3 under the Exchange Act), amend the Plan retroactively and/or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company's Federal income tax deduction for compensation paid pursuant to the Plan. To the extent that the Committee determines as of the Date of Grant of an Award that (i) the Award is intended to Company with Section 162(m) of the Code and (ii) the exemption described above is no longer available with respect to such Award, such Award shall not be effective until any stockholder approval required under Section 162(m) of the Code has been obtained.

17.     CERTAIN TAX CONSEQUENCES.

        No taxable income is realized by a Holder upon the grant or exercise of an Incentive Stock Option. If Common Stock is issued to a Holder pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such a Holder within two years after the date of grant or within one year after the transfer of shares to such a Holder, then (i) upon sale of such shares, any amount realized in excess of the option price will be taxed to such a Holder as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the Holder's employer for federal income tax purposes. If Common Stock acquired upon the exercise of an Incentive Stock Option is disposed of prior to the expiration of either holding period described above, generally (i) the Holder will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for Such shares, and (ii) the Holder's employer will be entitled to deduct Such amount for Federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the Holder upon the sale of the Common Stock will be taxed as short-term or long-term capital gain (or loss), depending on how long the shares have been held, and will not result in any deduction by the employer. Subject to certain exceptions for disability or death, if an Incentive Stock Option is exercised more than three months following termination of employment, the exercise of the option will generally be taxed as the exercise of a Nonqualified Stock Option. For purposes of determining whether a Holder is subject to any alternative minimum tax liability, a Holder who exercises an Incentive Stock Option generally would be required to increase his or her alternative minimum taxable income, and compute the tax basis in the stock so acquired, in the same manner as if the Holder had exercised a Nonqualified Stock Option. Each Holder is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her "regular" income tax liability. As a result, a taxpayer has to determine his/her potential liability under the alternative minimum tax.

        With respect to Nonqualified Stock Options (i) no income is realized by the Holder at the time the option is granted; (ii) generally, at exercise, ordinary income is realized by the Holder in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the Holder's employer is generally entitled to a tax deduction in the same amount subject to applicable to withholding requirements; and (iii) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held, Individuals subject to Section 16(b) of the Exchange Act will recognize ordinary income at the time of exercise of a Nonqualified Stock Option as noted above, provided at least six months have elapsed from the date of grant to the date of exercise. In the event that less than six months have elapsed, such individual will recognize ordinary income at the nine such six month period elapses in an amount equal to the excess of the fair market value of the shares on such date over the exercise price.

        The granting of an award of restricted stock does not result in taxable income to the recipient unless the recipient elects to report the award as taxable income under Section 83(b) of the Code. Absent such an election, the value of the award is considered taxable income once it is vested and distributed. Dividends are paid concurrent with, and in an amount equal to, ordinary dividends and are taxable as paid. If a Section 83(b) election is inside, the recipient recognizes ordinary income in the amount of the total value on the date of grant and the Company receives a corresponding tax deduction. Any gain or loss subsequently experienced will be a capital gain or loss to the recipient and the Company does not receive an additional tax deduction.

        Holders are strongly advised to consent with their individual tax advisers to determine their personal tax consequences resulting from the grant and/or exercise of options or the issuance and sale of restricted stock under the Plan.

18.     RESTRICTIONS ON RESALE.

        Any purchaser of Common Stock who is a "control person" of the Company, as defined in Rule 405 under the Securities Act, may only reoffer to resell such shares pursuant to a separate prospectus under the provisions of Rule 415 promulgated under such Act or under the provisions of Rule 144 promulgated under such Act.

        The resale of shares acquired upon the exercise of Incentive Stock Options within one year from the date of acquisition or two years from the date of option grant may have certain adverse federal tax consequences.

        The Company's executive officers, directors and beneficial owners of more than 10% of the Common Stock ("Insiders") acquiring options pursuant to the Plan are subject to Section 16 of the Exchange Act. Section 16 prohibits purchases and sales or sales and purchases of any of the Company's equity securities by Insiders within a six month period. Any profit realized by an Insider on any purchase and sale, or any sale and then purchase, of shares of Common Stock or stock options issued under the Plan, which occurs within a six month period is recoverable by the Company (or a stockholder suing on behalf of the Company) under Section 16(b) of the Exchange Act. Section 16 of the Exchange Act also requires all Insiders to report on Forms 3, 4 and 5 to the Securities and Exchange

Commission all ownership as well as any changes in such ownership of any of the Company's equity securities that are held by such individuals. This includes acquisitions and dispositions of shares of Common Stock and stock options issued under the Plan to Insiders.

19.     CURRENT GRANTS.

        As of November 20, 1997, 110 persons have been granted options under the Plan to purchase an aggregate of 486,500 shares of the Company's Common Stock at a weighted average exercise price of $24.65 per share. Options to purchase an aggregate of 8,000 shares of Common Stock under the Plan at a weighted average exercise price of $24.75 per share were grated to the Company's non-employee directors in 1996.

20.     APPLICABILITY OF ERISA; QUALIFICATION UNDER CODE SECTION 401(a)

        The Plan is not subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and is not qualified under Section 401(a) of the Code. There will be no fees, commissions or other charges in connection with the purchase of Common Stock pursuant to the Plan other than payment of the option exercise price.

21. FURTHER INFORMATION REGARDING THE PLANS/ INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        Additional information about the Plan and the administrators of the Plan may be obtained from Abacus Direct Corporation, Attention: Carlos E. Sala, 8774 Yates Drive, Westminster, Colorado 30030. The following documents filed by the Company with the Commission are incorporated herein by reference:

        A. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, as amended;

        B. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997;

        C. The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997;

        D. The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997;

        E. The Company's Proxy Statement dated April 30, 1997 relating to the Annual Meeting of Shareholders held on June 16, 1997;

        F. The description of the Company Common Stock contained in the Company's Registration Statement on Form SB-2 (Registration No. 333-5380) filed by the Company on August 7, 1996, as amended.

        All documents subsequently filed by the Company pursuant to Section s 13(a), 13(c), 14 and 15(d) of the 34 Act, prior co the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities their remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

        Copies of all documents incorporated by reference and additional information concerning the Plan and its administrators are available to plan participants without charge upon a written request addressed to Abacus Direct Corporation, Attention: Carlos E. Sala, 8774 Yates Drive, Westminster, Colorado 30030, telephone number (303) 657-2800.